Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS ANNOUNCES INCREASE IN BORROWING BASE AVAILABILITY TO $117 MILLION

HOUSTON, September 11, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the completion of a Company-scheduled borrowing base redetermination on its first lien credit facility (“credit facility”), resulting in an increase in its borrowing base availability of $42.2 million, or 56.4%, to $117 million from $74.8 million. Guaranty Bank has also joined JPMorgan Chase Bank as a co-lender on the credit facility. Currently, the Company has $50 million drawn and outstanding on its credit facility.
Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to changes under the credit facility and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include future borrowing base determinations, the results and dependence on exploratory drilling activities, results of any drilling operations, operating risks, oil and gas price levels, and other risks described in the Company’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.